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                                                                    EXHIBIT 99.1

                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                               2ND QUARTER RESULTS
                               -------------------

         Clifton, New Jersey - October 29, 2008 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three and six months ended September 30, 2008. Net income was $1.36 million for the three months ended September 30, 2008, an increase of $870,000, or 177.6%, as compared to $490,000 for the three months ended September 30, 2007. Net income was $2.50 million for the six months ended September 30, 2008, an increase of $1.45 million, or 138.1%, as compared to $1.05 million for the six months ended September 30, 2007. Net income increased for both periods primarily as a result of an increase in the net interest rate spread and a reduction of non-interest expense, as well as continued favorable trends in loan production, partially offset by an increase in income taxes. Both basic and diluted earnings per common share were $0.05 for the three months ended September 30, 2008, as compared to $0.02 for the same period in 2007, an increase of $0.03, or 150.0%. Both basic and diluted earnings per common share were $0.10 for the six months ended September 30, 2008, as compared to $0.04 for the same period in 2007, an increase $0.06, or 150.0%. Cash dividends paid per common share were $0.05 for both the three months ended September 30, 2008 and 2007, and $0.10 for both the six months ended September 30, 2008 and 2007.

         Net interest income increased $1.22 million, or 35.4%, for the three months ended September 30, 2008, to $4.67 million, as compared to $3.45 million for the three months ended September 30, 2007, reflecting a 32 basis point increase in the net interest margin partially offset by a decrease of $9.8 million in average net interest-earning assets. Average

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interest-earning assets increased $116.4 million, or 15.5%, during this period, which consisted of increases of $156.3 million in mortgage-backed securities, and $30.4 million in loans, partially offset by decreases of $70.0 million in investment securities, and $284,000 in other interest-earning assets. Loans increased primarily due to the redeployment of maturities and calls of investment securities into these higher yielding assets. In addition, mortgage-backed securities increased primarily due to the continuation of a leverage strategy initiated in November 2007, under which the Bank has borrowed funds from the Federal Home Loan Bank of New York totaling $125.0 million and simultaneously invested those funds in higher yielding mortgage-backed securities. Average interest-bearing liabilities increased $126.2 million, or 20.8%, during this period, which consisted of increases of $119.1 million in borrowings, and $7.1 million in interest-bearing deposits. Net interest margin increased to 2.15% for the quarter ended September 30, 2008, from 1.83% for the quarter ended September 30, 2007. The net interest rate spread increased 52 basis points to 1.58%, as the 11 basis point increase to 5.13% in the average yield earned on interest-earning assets was coupled with a 41 basis point decrease to 3.55% in the average rate paid on interest-bearing liabilities.

         Net interest income increased $1.86 million, or 26.5%, for the six months ended September 30, 2008, to $8.87 million as compared to $7.01 million for the six months ended September 30, 2007, reflecting a 20 basis point increase in the net interest margin partially offset by a decrease of $11.4 million in average net interest-earning assets. Average interest-earning assets increased $106.8 million, or 14.1%, during this period, which consisted of increases of $144.6 million in mortgage-backed securities, $20.1 million in loans, and $5.7 million in other interest-earning assets, partially offset by a decrease of $63.6 million in investment securities. Loans increased primarily due to the redeployment of repayments of

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mortgage-backed securities and investment securities into these higher yielding assets. In addition, mortgage-backed securities increased primarily due to the continuation of a leverage strategy as described above. Other interest-earning assets increased due to the maturities and calls of securities during the 2008 period that had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities increased $118.2 million, or 19.5%, during this period, which consisted of increases of $109.4 million in borrowed funds coupled with an increase of $8.8 million in interest-bearing deposits. Net interest margin increased to 2.06% for the six months ended September 30, 2008, from 1.86% for the six months ended September 30, 2007. The net interest rate spread increased 39 basis points to 1.48%, as the 11 basis point increase to 5.09% in the average yield earned on interest-earning assets was coupled with a 28 basis point decrease to 3.61% in the average rate paid on interest-bearing liabilities.

         The provision for loan losses recorded during both the three and six months ended September 30, 2008, and 2007 increased $25,000, or 27.8%, to $115,000 from $90,000. The larger provisions in the current periods were the result of both increases in non-performing loans and the loan portfolio balance. Non-performing loans increased from $265,000 at March 31, 2008 (consisting of three one- to four-family residential real estate loans) to $533,000 at September 30, 2008 (consisting of nine one- to four-family residential real estate loans). At September 30, 2007, the $562,000 in non-performing loans consisted of four one- to four-family residential real estate loans and one commercial real estate loan. The percentage of non-performing loans to total loans has been consistently low, rising from 0.06% at both March 31, 2008 and June 30, 2008, to 0.11% at September 30, 2008. At September 30, 2007, the percentage was 0.13%. The gross loan portfolio increased $29.4

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million, or 6.7%, from $440.5 million at June 30, 2008 to $469.9 million at
September 30, 2008 and $48.4 million, or 11.5% from March 31, 2008 to September 30, 2008.

         Non-interest income decreased $1,000 or 0.3%, to $285,000 for the three months ended September 30, 2008 as compared to $286,000 for the three months ended September 30, 2007, and increased $17,000, or 3.0%, to $575,000 for the six months ended September 30, 2008 as compared to $558,000 for the six months ended September 30, 2007.

         Non-interest expense decreased $230,000, or 7.5%, to $2.82 million for the three months ended September 30, 2008 as compared to $3.05 million for the three months ended September 30, 2007. The larger changes were decreases of $62,000, or 3.5% in salaries and employee benefits, $110,000, or 213.3% in legal expenses, and $23,000, or 6.1% in miscellaneous expenses. Non-interest expense decreased $470,000, or 7.7% to $5.67 million for the six months ended September 30, 2008 from $6.14 million for the six months ended September 30, 2008. The larger changes were decreases of $187,000, or 5.2% in salaries and employee benefits, $113,000, or 98.6% in legal expenses, and $123,000, or 15.9% in miscellaneous expenses. For both periods, the decreases in salaries and employee benefits were due to decreases in stock option, employee stock ownership plan ("ESOP") and health insurance expenses, while the decreases in legal expenses were mostly due to a $92,000 insurance recovery of previously expensed fees relating to litigation. Miscellaneous expenses decreased during the three month period mainly due to a decrease of $21,000 in State of New Jersey bank supervisory fees, as the Bank converted to a federal charter in September 2007. During the six month period, miscellaneous expenses decreased, mainly due to a $49,000 recovery of previously expensed consulting fees relating to litigation reimbursement, a decrease of $41,000 in State of New Jersey bank supervisory fees, and to lesser extent, due to

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decreases of $11,000 in insurance expense, $12,000 in audit and accounting services, and $15,000 in stationary, supplies and printing.

         Income taxes increased $554,000, or 537.9%, to $657,000 from $103,000 for the three months ended September 30, 2008, as compared to the same period in 2007, and $876,000, or 311.7%, to $1.2 million from $281,000 for the six months ended September 30, 2008 as compared to the same period in 2007. This was the result of higher pre-tax income, coupled with an increase in the overall income tax rate which was 32.5% and 31.7%, respectively, for the three and six months ended September 30, 2008, as compared with 17.4% and 21.1%, respectively, for the same periods in 2007. During both of the 2007 and 2008 periods, the Bank recognized tax exempt income from the cash surrender value of bank owned life insurance. The 2007 effective tax rates are significantly lower than the 2008 periods because this source of income accounted for a larger percentage of overall income in 2007, therefore reducing the overall effective tax rate for that year.

         The Company's total assets increased $18.6 million, or 2.1%, to $917.7 million at September 30, 2008, from $899.1 million at March 31, 2008. Net loans increased $48.2 million, or 11.5%, to $468.8 million at September 30, 2008 from $420.6 million at March 31, 2008, primarily due to internal origination volume coupled with the purchase of approximately $3.3 million of loans secured by property located in the State of New Jersey, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $400,000, or 0.1%, to $380.5 million at September 30, 2008, from $380.9 million at March 31, 2008. Cash and cash equivalents decreased by $31.2 million, or 59.8%, to $21.0 million at September 30, 2008 as compared to $52.2 million at March 31, 2008. The funds received from maturities and repayments of securities, along with cash and cash equivalents, were redeployed into higher yielding loans.

         Total liabilities increased $21.4 million, or 2.9%, to $748.1 million at September 30, 2008, from $726.7 million at March 31, 2008. Deposits increased $2.3 million, or 0.4%, from $576.7 million as of March 31, 2008 to $579.0 million at September 30, 2008, coupled with an increase of $18.0 million, or 12.6% in borrowed funds, which had a balance of $160.3 million at September 30, 2008 as compared to $142.3 million at March 31, 2008. During the six months ended September 30, 2008, $25.0 million in long-term borrowings with an average rate of 3.77% were originated, while $7.0 million of long-term borrowings were repaid in accordance with their original terms.

         Total stockholders' equity decreased $2.8 million, or 1.6%, to $169.6 million at September 30, 2008 from $172.4 million at March 31, 2008. The decrease resulted primarily from the repurchase of approximately 449,000 shares of Company common stock for $4.6 million, cash dividends paid of $950,000, and a net decrease in unrealized gains of $797,000 on the available for sale securities portfolios, partially offset by net income of $2.5 million, ESOP shares committed to be released of $385,000, and $706,000 for stock options and restricted stock awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits. At September 30, 2008, there were 26,861,688 shares of common stock outstanding.

         John A. Celentano, Jr., the Company's Chairman and Chief Executive Officer, stated, "In recent years many of our competitors offered sub-prime, Alt-A and no down payment loans to otherwise unqualified borrowers. Under such programs our competitors were in effect converting qualified renters into unqualified homeowners who couldn't afford the ancillary expenses of home ownership. Many of our competitors are now paying the price for such loan programs with increased foreclosures and nonperforming loans. Clifton Savings has never offered sub-prime loans nor invested in pools of mortgages which

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contained loans signed by unqualified buyers and is proud of its long-standing conservative approach to lending and loan purchases. Our policy has always been to invest in qualified people who can afford their payments on collateral whose values we carefully check. We keep our mortgages. From experience with borrowers since 1928 we know that strong buyers with down payments on carefully checked collateral are the best risks. That's what creates safety and soundness to us. That's what got us through the Great Depression and all market fluctuations since. Coupled with the favorable spread in net interest income and the reduction in non interest expense, we are very pleased to report that our adherence to the basics of lending has resulted in the higher net income and the higher earnings per share reflected in this quarter's results."

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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
SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA

                                                           AT SEPTEMBER 30,              AT MARCH 31,
                                                         ---------------------------------------------------
                                                              2008                 2008           % Change
                                                         --------------       -------------      -----------
                                                                (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                                  $917,744           $899,056            2.08%
Loans receivable, net                                          468,830            420,619           11.46%
Cash and cash equivalents                                       20,959             52,231          -59.87%
Securities                                                     380,540            380,878           -0.09%
Deposits                                                       579,039            576,722            0.40%
Borrowed funds                                                 160,331            142,306           12.67%
Total equity                                                   169,640            172,355           -1.58%


                                                                     SIX MONTHS
                                                                 ENDED SEPTEMBER 30,
                                                         ---------------------------------------------------
                                                              2008                 2007           % Change
                                                         --------------       -------------      -----------
                                                                (Dollars in thousands)
OPERATING DATA:
Interest income                                                $21,924            $18,806           16.58%
Interest expense                                                13,059             11,797           10.70%
                                                         -------------       ------------
Net interest income                                              8,865              7,009           26.48%
Provision for loan losses                                          115                 90           27.78%
                                                         -------------       ------------
Net interest income after
   provision for loan losses                                     8,750              6,919           26.46%
Noninterest income                                                 575                558            3.05%
Noninterest expense                                              5,672              6,144           -7.68%
                                                         -------------       ------------
Earnings before income taxes                                     3,653              1,333          174.04%
Total income taxes                                               1,157                281          311.74%
                                                         -------------       ------------
Net earnings                                                    $2,496             $1,052          137.26%
                                                         =============        ===========
Basic and diluted earnings per share                             $0.10              $0.04          150.00%
                                                         =============        ===========


                                                                    THREE MONTHS
                                                                 ENDED SEPTEMBER 30,
                                                         ---------------------------------------------------
                                                              2008                 2007           % Change
                                                         --------------       -------------      -----------
                                                                (Dollars in thousands)
OPERATING DATA:
Interest income                                                $11,157             $9,447           18.10%
Interest expense                                                 6,488              6,001            8.12%
                                                         -------------       ------------
Net interest income                                              4,669              3,446           35.49%
Provision for loan losses                                          115                 90           27.78%
                                                         -------------       ------------
Net interest income after
   provision for loan losses                                     4,554              3,356           35.70%
Noninterest income                                                 285                286           -0.35%
Noninterest expense                                              2,818              3,049           -7.58%
                                                         -------------       ------------
Earnings before income taxes                                     2,021                593          240.81%
Total income taxes                                                 657                103          537.86%
                                                         -------------       ------------
Net earnings                                                    $1,364               $490          178.37%
                                                         =============       ============
Basic and diluted earnings per share                             $0.05              $0.02          150.00%
                                                         =============       ============

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
                                                                 AT OR FOR THE SIX                  AT OR FOR THE THREE
                                                                    MONTHS ENDED                        MONTHS ENDED
                                                                    SEPTEMBER 30,                       SEPTEMBER 30,
-------------------------------------------------------------------------------------------------------------------------------
                                                                 2008           2007                2008           2007
                                                                 ----           ----                ----           ----
PERFORMANCE RATIOS (1):
Return on average assets                                         0.55%          0.26%               0.60%          0.25%
Return on average equity                                         2.94%          1.17%               3.23%          1.10%
Interest rate spread (2)                                         1.48%          1.09%               1.58%          1.06%
Net interest margin (3)                                          2.06%          1.86%               2.15%          1.83%
Noninterest expense to average assets                            1.25%          1.54%               1.23%          1.53%
Efficiency ratio (4)                                            60.08%         81.19%              56.88%         81.70%
Average interest-earning assets to
   average interest-bearing liabilities                         1.19 x         1.25 x              1.19 x         1.24 x
Average equity to average assets                                18.71%         22.64%              18.45%         22.46%
Basic/diluted earnings per share                                 $0.10          $0.04               $0.05          $0.02
Cash dividends paid per common share                             $0.10          $0.10               $0.05          $0.05
Dividend payout ratio                                           38.06%        102.28%              34.02%        107.96%

CAPITAL RATIOS (5):
Tangible capital                                                15.84%         18.59%              15.84%         18.59%
Core capital                                                    15.84%         18.59%              15.84%         18.59%
Risk-based capital                                              40.97%         46.46%              40.97%         46.46%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans                                             0.33%          0.33%               0.33%          0.33%
Allowance for loan losses as a percent of
   nonperforming loans                                         291.74%        256.23%             291.74%        256.23%
Net charge-offs to average outstanding
   loans during the period                                       0.00%          0.00%               0.00%          0.00%
Nonperforming loans as a percent of
   total loans                                                   0.11%          0.13%               0.11%          0.13%
Nonperforming assets as a percent of
   total assets                                                  0.06%          0.07%               0.06%          0.07%

OTHER DATA:
Number of:
   Real estate loans outstanding                                 2,390          2,302               2,390          2,302
   Deposit accounts                                             31,855         33,372              31,855         33,372
   Full service customer service facilities                         10             10                  10             10


--------------------------------
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Bank only.

Contact:

Clifton Savings Bancorp, Inc.
Bart D'Ambra, 973-473-2200